Exhibit 5.2

Fasken Martineau DuMoulin LLP Barristers and Solicitors Patent and Trade-mark Agents	800 Victoria Square, Suite 3500 P.O. Box 242 Montréal, Quebec H4Z 1E9 Canada	T +1 514 397 7400 +1 800 361 6266 F +1 514 397 7600 fasken.com

October 4, 2021

File No.: 315877.00060/19632

Dear Sirs/Mesdames:

Re:	Consent regarding Registration Statement on Form F-10 for Nuvei Corporation

We refer to the registration statement on Form F-10 dated October 4, 2021 (the “Registration Statement”) of Nuvei Corporation (the “Registrant”) to which this consent is exhibited.

We hereby consent to the use of our firm name on the face page of the Registration Statement and in the prospectus supplement included therein, under the headings “Experts” and “Documents Filed as Part of the Registration Statement” and to the reference to and use of our opinions under the headings “Certain Canadian Federal Income Tax Considerations” and “Eligibility for Investment”.

In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours truly,

(s) Fasken Martineau DuMoulin LLP

FASKEN MARTINEAU DuMOULIN LLP